Exhibit 5.1

50 East South Temple Street

Suite 400

Salt Lake City, UT 84111

September 30, 2026

TurnOnGreen, Inc.

2030 Ringwood Ave.

San Jose, CA 95131

Re: TurnOnGreen, Inc., Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to TurnOnGreen, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of 200,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) that may be issued pursuant to the TurnOnGreen, Inc. 2026 Stock Incentive Plan (the “Plan”). The Plan was approved by the Company’s Board of Directors on January 22, 2026, and by the Company’s shareholders on September 18, 2026.

This opinion is being furnished in accordance with the requirements of Item 601 of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon originals or copies of (1) the Plan; (2) the forms of award agreements under the Plan, as applicable; (3) the Registration Statement; (4) the Articles of Incorporation, as amended to date, of the Company; (5) the Bylaws of the Company as amended to date; (6) certain resolutions of the Board of Directors of the Company; (7) a Certificate of Good Standing from the Secretary of State of Nevada dated September 21, 2026, and (8) such other instruments, documents and records as we have deemed necessary, relevant or appropriate for the purposes hereof. We have relied on, and assumed the accuracy of, certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon the statements and representations of officers and other representatives of the Company and others and of public officials.  We have also assumed that each award agreement setting forth the terms of each grant of options exercisable for Shares or other award of Shares under the 2026 Plan is or will be consistent with the terms of the 2026 Plan, duly authorized, and if applicable, validly executed and delivered by the parties thereto.

TurnOnGreen, Inc.

September 30, 2026

We are members of the bar of the State of Utah and do not express any opinion in this letter covering any law other than Chapter 78 of the Nevada Revised Statutes relating to Private Corporations. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein, and assuming no change in relevant facts, it is our opinion that the shares reserved for issuance and distribution under the Plan have been duly authorized by the Company, and when issued in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the shares will be legally and validly issued, fully-paid and non-assessable.

Our opinions are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

The opinion speaks only as of its date. We undertake no obligation to advise the addressees (or any other third party) of changes in law or fact that occur after the date hereof, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in the opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
KIRTON MCCONKIE, PC

/s/ Kirton McConkie, PC